Exhibit 10.1

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (“Agreement”) is made as of the 31st day of July, 2013, by and between Brooks Automation, Inc., a Delaware corporation (“Seller”), and Ram Management Co., Inc., a Maine corporation (“Buyer”), or its nominee.
BACKGROUND
A.    This Agreement is made with reference to the following real and personal property (collectively, the “Property”):

(1)    All that certain real property in Chelmsford, Massachusetts, known as and numbered 16 Elizabeth Drive, which is more particularly described in a deed to Seller dated January 29, 2001 and recorded with the Middlesex County North District Registry of Deeds in Book 11318, Page 213, as more particularly described on Exhibit A (the “Parcel”), together with all right, title and interest of Seller in and to (i) all appurtenances, easements, and all other rights, privileges and entitlements belonging to or running with the Parcel, including Seller's right, title and interest in and to the land in the bed of any public street, road or avenue, alley, open or proposed, existing, vacated, or proposed in front of, contiguous to or adjoining the Parcel, or to the center line thereof, (ii) any rights of way, easements, parking facilities, appurtenances, alleys, gores and strips of land adjoining or appurtenant to the Parcel and used in conjunction therewith, (iii) all zoning, land use entitlements, and development rights pertaining to the Parcel, and (iv) all buildings and other improvements located on the Parcel or such other ancillary areas (collectively, the “Land” or “Real Property”);

(2)    All intangible property used or useful in connection with the foregoing, including, without limitation, any architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Real Property to the extent Seller may legally transfer the same and same are available, and all other contract rights, guarantees, licenses, permits and warranties (subject to the express terms and conditions of this Agreement).

B.    Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

TERMS AND CONDITIONS
In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:
1.    Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the purchase price and subject to the other terms and conditions set forth in this Agreement.

2.    Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be ELEVEN MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($11,400,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

2.1.    Deposit. Stewart Title Guaranty Company, One Washington Mall, Suite 1400, Boston, MA 02108, Attn: Annette Comer (“Escrow Agent” or the “Title Company”) is currently holding FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) delivered from escrow with Seller's counsel on or prior to the date hereof. Concurrent with the execution and delivery of this Agreement by Buyer, Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, a cash deposit in the amount of TWO HUNDRED SEVENTY FIVE THOUSAND AND 00/100 DOLLARS ($275,000.00). Upon the conclusion of the Due Diligence Period, as defined below, Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, an additional cash deposit in the amount of TWO HUNDRED SEVENTY FIVE THOUSAND AND 00/100 DOLLARS ($275,000.00) (the three deposits together with interest earned thereon shall be collectively referred to herein as the “Deposit”). The Deposit shall be held in escrow by the Escrow Agent in an interest bearing account and delivered in accordance with this Agreement. The Deposit shall be applied to the Purchase Price at Closing.

2.2    Payment at Closing. At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver funds in an amount equal to the Purchase Price, less the Deposit, subject to adjustments and apportionments as set forth herein, to the order or account of Seller or such other person as Seller may designate in writing.
3.    Time of Closing. The Closing shall take place at 12:00 noon on September 4, 2013, and shall be held through escrow with the Escrow Agent, unless otherwise agreed to in writing by Seller and Buyer.

4.    Delivery Items. To the extent that the same are actually possessed by Seller and not previously delivered to Buyer, within five (5) Business Days (as hereinafter defined) after execution of this Agreement, Seller shall deliver copies of the following to Buyer:

(a)    Any reports prepared for Seller by consultants or engineers relating to the environmental status and general physical condition of the Property or any such reports in Seller's possession whether or not prepared for Seller. If Seller has knowledge of any such reports not prepared specifically for Seller and not in
Seller's possession, Seller shall disclose same to Buyer;

(a)    Any surveys, plans and specifications and title insurance policies relating to the
Property thereof;

(c)    Any permits, licenses or governmental approvals with respect to the Property, if and to the extent transferable, currently outstanding with respect to the
Property;

(d)    All service contracts, maintenance contracts, and other contracts or agreements pertaining to, or affecting, the Property and any warranties, guarantees and indemnities by third parties which affect the Property; and

(e)    all those items set forth on Exhibit B hereof not identified in (a) through (d)
above.

In addition, Seller will provide Buyer with such other materials relating to the Property or its operations as Buyer may reasonably request. As used herein, “Business Day” means any day other than Saturday, Sunday or any day which is a federal or Massachusetts holiday.

5.    Buyer's Due Diligence.

5.1.    Due Diligence Period. The term “Due Diligence Period,” as used herein, shall mean the period starting with the later of the date of this Agreement or the date that all items specified in Section 4(a) through (e) herein have been delivered to Buyer, and ending at 5:00 p.m. Eastern Daylight Time on the twentieth (20th) Business Day thereafter.

5.2.    Access. Throughout the term of this Agreement, the Buyer, and Buyer's agents, representatives and independent contractors shall have the right to enter upon the Property, upon reasonable notice to Seller in advance, for the purpose of conducting, at Buyer's sole expense, such studies, surveys, inspections, and tests pertaining to the condition of the Property and to permit the preparation of such plans and reports (collectively, the “Studies”) as Buyer desires to conduct, the costs of all of which shall be borne solely by the Buyer, and Seller shall cooperate with all reasonable requests of Buyer in conducting the Studies. Further, upon execution of this Agreement Buyer may apply for any permits necessary as Buyer determines in Buyer's sole discretion and are reasonably acceptable to Seller. Seller shall cooperate with Buyer and any city, state, or federal agency to accomplish the permitting process, including the signing of any reasonably necessary documents required for said permitting.

5.3.    Buyer Indemnity. Unless due to the negligence or willful acts of any Indemnified Parties (hereinafter defined), Buyer hereby agrees (i) to protect, defend, indemnify and hold harmless Seller, its employees, agents, managers, members, employees, successors and assigns (collectively, the “Indemnified Parties”) from and against any and all liabilities, actions, suits, mechanics' liens, judgments, losses, costs, damages, expenses (including, without limitation, reasonable attorneys' fees and expenses), claims and demands of any nature whatsoever asserted against, or suffered or incurred by any of the Indemnified Parties (collectively, “Costs”), arising out of or in any way relating to the acts or omissions of any Buyer Party (as hereinafter defined) in conducting such inspections, environmental Studies or other activities at the Property by or on behalf of any Buyer Party, except to the extent such costs result or arise from the negligence or willful misconduct of Seller, Tenant, their respective agents, servants, employees or invitees, and except for any Costs arising as a result of Buyer's discovery of any pre-existing condition at the Property; and (ii) to pay to Seller all costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, incurred by Seller in enforcing the obligations of Buyer under the provisions of this sentence. The provisions of this Section 5.3 shall survive the Closing or any earlier termination of this Agreement for a period of one hundred eighty (180) days. The term “Buyer Party”, as used herein, means Buyer or any agent, employee, consultant, contractor or subcontractor of Buyer or any other party claiming under or through any of the foregoing parties or any person or party which, at the direction of Buyer or any principal as affiliate of Buyer, enters upon the Premises to inspect same or perform any environmental Studies.

5.4.    Intentionally Omitted.

5.5.    Termination. In the event that the Buyer shall be dissatisfied with the condition of the Property, the results of any inspections performed with respect to the Property or unable to secure a commitment for the financing set forth above, then the Buyer shall have the absolute right in its sole discretion, for any reason or no reason at all, to terminate the Agreement at anytime on or before 5:00 pm on the last day of the Due Diligence Period.

If the Buyer exercises the right to terminate the Agreement in the manner provided in this Paragraph on or before 5:00 pm on last day of the Due Diligence Period, then the Deposit (with all interest accrued thereon), shall forthwith be refunded to Buyer, all other obligations of the parties hereto shall cease and the Agreement shall be void and without recourse to the parties.

5.6.    Title and Survey.

5.6.1.    Seller shall convey the Property by a good and sufficient Quitclaim Deed running to the Buyer, or to the nominee designated by the Buyer, by written notice to the Seller seven (7) days prior to the Closing Date, and said deed shall convey a good and clear record and marketable fee simple title thereto, free from all liens, conditions, easements, assessments, restrictions and other encumbrances, except:

(a)	Provisions of existing building and zoning laws;

(b)	Such taxes for the then current fiscal year as are not due and payable on the date of the delivery of such deed, and

(c)	That certain Lease Agreement (the “Lease”) between Seller and Arrow Interventional, Inc. (the “Tenant”) dated as of December 13, 2012.
The items in (a) through (c) above are hereinafter referred to as “Permitted Exceptions”.
5.6.2.    Buyer shall obtain, at Buyer's expense, from the Title Company, an ALTA title insurance commitment (the “Title Commitment”) for the Real Property. Buyer may also obtain, at Buyer's expense, an ALTA survey (the “Survey”) for the Real Property. Seller will provide copies of the most recent title policy and survey for the Real Property.

5.6.3.    Buyer shall have until the expiration of the Due Diligence Period to notify Seller, in writing, of any objections Buyer may have to any matters contained in the Title Commitment, related exception documents and the Survey (each such matter being a “Title Objection”). Any matter reflected in the Title Commitment or the Survey and not objected to by Buyer shall be deemed additional Permitted Exceptions. Seller shall have the right, but not the obligation, to cure any Title Objection of Buyer. Within five (5) days after receipt of Buyer's notice of objections, Seller shall notify Buyer in writing whether Seller elects to attempt to cure such Title Objections (and Seller's failure to send such a notice to Buyer within such 5 day period shall be deemed an election not to cure such Title Objections); provided, however, that Seller shall cure any monetary liens or voluntary encumbrances affecting the Property.
5.6.4.    If Seller elects or is deemed to elect not to cure any Title Objection, Buyer shall, within 5 days after receipt of Seller's election notice (or within 5 days after the end of Seller's 5 day election period, if no election is affirmatively made), notify Seller in writing whether Buyer shall elect either to (i)  proceed to the Closing subject to the Permitted Exceptions, specifically including any Title Objection matters which Seller has elected not to cure, and without reduction of the

Purchase Price; or (ii) terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Deposit shall be returned to Buyer, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Buyer fails to timely provide notice of its election to terminate under clause (ii) of this Section 5.6.4, Buyer shall be deemed to have elected to proceed under clause (i) of this Section 5.6.4. If Seller elects to cure any Title Objection, and provided that Buyer shall not have previously terminated this Agreement pursuant to its terms, Seller shall have until the date of Closing to attempt to remove, satisfy or cure the same.

5.6.5.    Buyer may, prior to Closing, notify Seller in writing of any additional objections (“Additional Objections”) to any matters that are first disclosed on an update to the Title Commitment or the Survey received after the expiration of the Due Diligence Period, provided, however, that if such matters should have been previously identified and disclosed prior to the expiration of the Due Diligence Period (i.e. missed by title examiner or surveyor), Seller may only object if such matters would materially and adversely affect Buyer's use of the Property. With respect to any Additional Objections set forth in such notice, Seller shall have the same option to elect to cure as set forth in Section 5.6.3 as to Title Objections (with Seller's 5 day election period running from the date Seller receives notice of the Additional Objections). If Seller elects not to cure any of the Additional Objections, Buyer shall have the same option to accept title subject to such matters or to terminate this Agreement as set forth in Section 5.6.4 as to Title Objections.

5.7.    As-Is, Where Is.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES AND OTHER PROVISIONS OF THIS AGREEMENT, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”
PURCHASER ACKNOWLEDGES AND REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS

NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER'S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY, EXCEPT TO THE EXTENT ANY SUCH CLAIMS RELATE TO A DEFAULT OR VIOLATION OF ANY REPRESENTATIONS, WARRANTIES OR COVENANTS OF SELLER SET FORTH IN THIS AGREEMENT OR OTHER PROVISIONS OF THIS AGREEMENT.
Buyer hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Substances (as hereinafter defined) in, on, above or beneath the Property or emanating therefrom, then the Buyer waives any rights it may have against Seller in connection therewith including, without limitation, under CERCLA (defined below), and Buyer agrees that it shall not (i) implead the Seller, (ii) bring a contribution action or similar action against the Seller or (iii) attempt in any way to hold the Seller responsible with respect to any such matter. Buyer shall not be responsible for any consequences or costs to Seller if Seller is found to be a responsible party under CERCLA or other state or federal environmental laws by the EPA or any other federal or state agency, or any other third party action relating to Seller's ownership of the Property prior to the Closing.
For purposes of this Agreement, “Hazardous Waste”, “Hazardous Substances”, and “Toxic Substances” means, without limitation: (i) those substances included within the definitions of any one or more of the terms “hazardous substances,” “hazardous materials,” and “toxic substances,” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended, 42 U.S.C. Sec. 9061 et seq., the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Sec. 6901 et seq., and the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801 et seq.; (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); (iii) such other substances, materials and wastes as are or become regulated under applicable local, state or federal laws, or which are classified or designated as hazardous or toxic under federal, state or local laws or regulations; and (iv) any materials, wastes or substances that are (a) petroleum;

(b) asbestos; (c) polychlorinated biphenyls; (d) designated as a “Hazardous Substance” or “Hazardous Material” pursuant to the Clean Water Act, 13 U.S.C. §§ 1321 et seq. (33 U.S.C. § 1321), or designated as “toxic pollutants” subject to Chapter 26 of the Clean Water Act pursuant to §307 of the Clean Water Act (33 U.S.C. § 1317); (e) flammable explosives; and (f) radioactive materials, and all regulations promulgated thereunder.
THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.
6.    Deliveries at Closing.

6.1.    Seller Deliveries. At Closing, Seller shall deliver to Buyer the following, and it shall be a condition to Buyer's obligation to close that Seller shall have delivered the same to Buyer:

6.1.1.    A Quitclaim Deed to the Real Property from Seller, duly executed and acknowledged by Seller along with any requisite Trustee certificate. Buyer shall not be obligated to accept a deed signed under a power of attorney.

6.1.2.    Originals or copies certified by Seller of all, records, Contracts, other materials identified in the Exhibits hereto, and all other books, records and files maintained by Seller relating to the construction, operation and maintenance of the Property.

6.1.3.    Such documents as may be reasonably required by Buyer's attorney, the attorney for any lender which provides financing to the Buyer for this transaction, or by any title insurance company providing title insurance to Buyer or such lender, including, but not limited to, so-called certifications and affidavits with respect to (a) persons or parties in possession, (b) facts or conditions giving rise to mechanic's or materialmen's liens, (c) IRS Form 1099, (d) a HUD settlement statement or the equivalent, (e) seller-purchaser affidavit to Buyer's title company, (f) if applicable, certificates evidencing release of any state or federal estate or other tax liens, and (g) a “gap” indemnity;

6.1.4.    A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, duly executed by Seller.

6.1.5.    A certification by Seller that all representations and warranties made by Seller in Article 7 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

6.1.6.    Duly executed originals of the Lease and that certain Guaranty dated as of December 13, 2012 made by Teleflex Incorporated (the “Guarantor”) for the benefit of Seller (the “Guaranty”).

6.1.7.    A duly executed tenant estoppel and SNDA from Tenant, pursuant to Section 9.3 below.

6.1.8.    An Assignment of the Lease duly executed by both Seller and Tenant (acknowledging the assignment to Buyer or its nominee), in a form acceptable to Buyer, in its sole discretion.

6.1.9.    An assignment of the Guaranty duly executed by both Seller and Guarantor (acknowledging the assignment to Buyer or its nominee), in a form acceptable to Buyer in its sole discretion.

6.1.10.    An Assignment of Permits and Approvals (if any as delivered pursuant to Section 4 herein), in a form acceptable to both parties.

6.1.11.    Assignment of Contracts (if any, subject to the terms of Section 7.8 below), in a form acceptable to both parties, or as to Contracts not being assigned to the Buyer, evidence that such Contracts have been terminated on or prior to the Closing.

6.1.12.    Assignment of Warranties and Intangible Property in a form acceptable to both parties.

6.1.13    All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

6.2.    Buyer Deliveries. At Closing, Buyer shall deliver to Seller the following, and it shall be a condition to Seller's obligation to close that Buyer shall have delivered the same to Seller:

6.2.1.    In accordance with Seller's instructions, payment in the amount required under Section 2.2 hereof (subject to the adjustments provided for in this Agreement), payable to the order or account of Seller or to such other person or persons as Seller shall designate in writing.

6.2.2.    A certification by Buyer that all representations and warranties made by Buyer in Article 8 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate..

6.2.3    All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

7.    Representations of Seller. Subject to all matters disclosed in any document delivered to Buyer by Seller or on any exhibit attached hereto, and subject to any information discovered by Buyer or other information disclosed to Buyer by Seller or any other person after the date hereof and prior to the Closing (all such matters being referred to herein as “Exception Matters”), Seller represents and warrants to Buyer as follows:

7.1.    Authority. Seller is a Delaware corporation, duly incorporated validly existing under the laws of the State of Delaware and duly qualified to conduct business in The Commonwealth of Massachusetts. Seller has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by the Seller's board of directors and all other parties whose authorization is required, and no further action or approval is required in order for this Agreement and the performance of Seller's obligations hereunder to constitute binding and enforceable obligations of Seller.

7.2.    No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

7.3.    Litigation. There are no actions, suits or proceedings (including arbitration and mediation proceedings) pending or to the best of Seller's knowledge, threatened against Seller which could have a material adverse effect on any portion of the Property, Seller's interest therein, or Seller's ability to perform its obligations hereunder, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

7.4.    Condemnation. There are no condemnation actions against or relating to the Property or any portion thereof, nor has Seller received any notice of any being contemplated.

7.5.    Tenancy. There are no leases, tenancies or occupancy agreements pertaining to the Property, except for the Lease. True, accurate and complete copies of the Lease has been delivered to Buyer, and the Tenant has no right to terminate the Lease prior to the scheduled expiration thereof, or to modify the payments of rent, except as expressly set forth in the Lease. The Lease is in full force and effect, no default or Event of Default (by either party thereto) has occurred under the Lease, and the Tenant has not sublet or assigned all or any portion of the Property to any other party. The Tenant has not paid any rent for more than one month in advance, and the Tenant is not entitled to any free rent (except for the $0 Base Rent through September 1, 2013), abatement of rent or similar concession, and all tenant allowances and concessions payable to Tenant or its agents (including without limitation Tenant's architect) have been fully paid by Seller. Seller has not assigned, mortgaged, pledged, hypothecated or otherwise encumbered any of its rights or interests under the Lease. There is no security deposit, letter of credit or other credit enhancement issued by or on behalf of Tenant in connection with the Lease other than the Guaranty. The Commencement Date (as defined in the Lease) is May 1, 2013 and all of Landlord's Work has been completed (including all punchlist items). All brokerage commissions owed in connection with the execution of the Lease have been fully paid and satisfied.

7.6.    Financials. The operating income and expense information for the Property provided by Seller to Buyer is true, accurate and complete in all material respects.

7.7.    Bankruptcy and Attachments.     No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other similar proceedings are pending against Seller, and Seller is a going concern

7.8.    Contracts. The agreements and contracts (other than the Lease) affecting all or any part of the Property or the use thereof to which Seller is a party (the “Contracts”) are all terminable at will by Buyer, effective upon notice to the vendor and without penalty, from and after the Closing hereunder. There are no defaults (by either party) under any of the Contracts. Prior to or at the time of Closing, Seller shall give notice to terminate all Contracts (other than the Lease, and other than any Contracts which Buyer elects to assume), such termination to be effective on or just before the time of Closing, and Seller shall pay any and all penalties and other costs and expenses in connection with the same. Seller shall provide Buyer with a list of all Contracts as part of Seller's due diligence materials.

7.9.    Ownership. Seller is the sole owner of the Property. Seller owns legal and beneficial title to the Personal Property free and clear of all liens, charges and encumbrances, other than as set forth herein.

7.10.    Single Tax Lot. No portion of the Property is part of any other tax lot and no property of another is included in the tax lot of any of the Property.

7.11.    Assessments. Except as set forth on tax bills covering all tax parcels comprising the Property, copies of which will be provided to Buyer in connection with its due diligence, there are no special or other assessments for public improvements or otherwise now affecting the Property, nor does Seller know of (i) any pending or threatened special assessments affecting the Property, or (ii) any contemplated public improvements or work in the area that may result in a special assessment against the Property.

7.12.    Violations. Seller has not received any notice from any party that the Property, or the current use, occupation or condition thereof, violate(s): (i) any governmental statute, law ordinance, rule or regulation applicable (or allegedly applicable) to the Property, including without limitation any land use or environmental laws, regulations or ordinances; (ii) any order of any governmental agency relating to the Property and/or the use and/or legal occupancy thereof; (iii) any applicable deed restrictions or other covenant, easement or agreement pertaining to the Property (including, without limitation, any of the Permitted Exceptions); or (iv) any license, permit or approval pertaining to the Property; or any violations of any of the foregoing (“Violations”) have been fully cured. The Property, and the current use and occupation thereof, does not violate any such statute, law, or ordinance.

7.13.    Options. No person, other than the Tenant pursuant to the express terms of the Lease, has a right of first refusal, option to purchase, or other right to purchase the Property or acquire any interest therein. The Seller timely gave the Tenant a proper Premises Sale Notice (as defined in Section 33 of the Lease) and the Tenant affirmatively declined to exercise its right of first offer to purchase the Property.

7.14.    Labor. All bills and claims for labor performed and materials furnished to or for the benefit of Seller with respect to the Property will be paid in full by Seller at or before the time of Closing.

7.15.    Hazardous Substances. Seller has never generated, treated, stored, released, discarded or disposed of Hazardous Substances on the Property, and Seller has no knowledge of the generation, treatment, storage, release, discarding or disposal of Hazardous Substances on the

Property by anyone else other than as may be set forth in any environmental reports contained in the Seller's due diligence materials delivered to Buyer in accordance with Section 4 hereof.

7.16.    Money Laundering.

(a)
Neither the Seller nor, to Seller's actual knowledge, its partners or shareholders, is in violation of any laws relating to terrorism, money laundering or the Anti-Money Laundering and Anti-Terrorism Laws.

(b)
Neither the Seller nor, to Seller 's actual knowledge, its partners or shareholders, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other Governmental Authorities, all as amended or supplemented from time to time.

(c)
Neither the Seller nor, to Seller's actual knowledge, its partners or shareholders, in any capacity (x) conducts or has conducted any business or engages or has engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (y) deals or has dealt in, or otherwise engages or has engaged in any transaction relating to interests in property blocked pursuant to the Executive Order; or (z) engages or has engaged in or conspires or has conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

7.17.    Survival. The warranties and representations contained in this Section 7 shall survive the delivery of the Deed and the Closing.

8.    Representations of Buyer. Buyer represents and warrants that:

8.1.    Authority. Buyer may take title as a limited liability company or corporation, and will have all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

8.2.    No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer do not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

8.3.    Legal Action Against Buyer.

There are no judgments, orders, or decrees against Buyer unpaid or unsatisfied of record which would materially and adversely affect Buyer's ability to consummate the Closing contemplated by this Agreement.
8.4.    Bankruptcy or Debt of Buyer.

Buyer is not the subject of a pending bankruptcy or insolvency action.
8.5.    Binding on Buyer.

The execution and delivery of this Agreement by the Buyer and the consummation of the transaction contemplated hereby will be binding upon Buyer. The undersigned individual(s) is authorized to sign on behalf of Buyer and no additional signatures are required to bind Buyer.
8.6.    Money Laundering.

(a)
Neither the Buyer nor, to Buyer's actual knowledge, its partners or shareholders, is in violation of any laws relating to terrorism, money laundering or the Anti-Money Laundering and Anti-Terrorism Laws.

(b)
Neither the Buyer nor, to Buyer's actual knowledge, its partners or shareholders, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other Governmental Authorities, all as amended or supplemented from time to time.

(c)
Neither the Buyer nor, to Buyer's actual knowledge, its partners or shareholders, in any capacity (x) conducts or has conducted any business or engages or has engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (y) deals or has dealt in, or otherwise engages or has engaged in any transaction relating to interests in property blocked pursuant to the Executive Order; or (z) engages or has engaged in or conspires or has conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

8.7.    Survival. The warranties and representations contained in this Section 8 shall survive the delivery of the Deed and the Closing.

9.    Seller's Covenants; Conditions Precedent to Buyer's Obligation to Close.

9.1.    Seller covenants that between the date of this Agreement and the date of Closing hereunder, Seller shall not, without Buyer's prior written consent:

(a)    Enter into any transaction which would adversely affect the use or value of the Property.

(b)    Impose or record any occupancy or use restrictions on the Property.

(c)    Enter into new any service contract which might become the obligation of Buyer after the Closing hereunder, or amend or terminate any existing Contract (except to the extent Buyer elects not to assume such Contract pursuant to the terms of this Agreement).

(d)     Amend, modify or terminate the Lease, or enter into any new lease, license or other agreement permitting any party to occupy any portion of the Property.

9.2.    During the pendency of this Agreement, Seller shall promptly notify Buyer of (a) the receipt by Seller of, and deliver to Buyer, a copy of any notice written from any federal, state or government, agency, authority, board, commission, department or instrumentality relating to the compliance of the Property with any applicable law, code, ordinance, rule or regulation; and (b) the occurrence of any event or circumstance known to Seller that will make any representation or warranty of Seller to Buyer under this Agreement materially untrue or materially misleading as of the Closing Date or any covenant of Seller under this Agreement incapable of being performed.

9.3.    Seller shall obtain (i) an estoppel certificate from the Tenant under the Lease in the form attached hereto as Exhibit C, and shall deliver said certificate to Buyer on or before that date which is three (3) business days prior to the Closing Date, and (ii) a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from the Tenant under the Lease in the form attached hereto as Exhibit D (or such other form as prescribed by Buyer's mortgage lender) and shall deliver said SNDA to Buyer on or before that date which is three (3) business days prior the Closing Date.

9.4.    At all times from the execution of this Agreement to the Closing Date, Seller shall maintain in force insurance coverage on the Property consistent with the insurance maintained by Seller as of the date of this Agreement.

9.5.    Notwithstanding anything contained in this Agreement to the contrary, it is agreed that Buyer's obligation to pay the Purchase Price, to accept title to the Property and to consummate the Closing shall be subject to the following conditions being met or waived by Buyer at the Closing:
(a)    The representations and warranties of Seller contained herein shall be true and correct in all material respects as of the Effective Date and again as of the Closing Date, and all agreements and covenants of Seller contained herein shall have been performed as provided for herein or waived in writing by the Buyer.

(b)    With respect to the Property: (i) no Violations are outstanding; and (ii) as of the Closing, the Property shall be generally in the same physical condition as it was in on the date of this Agreement, reasonable wear and tear excepted.
(c)    The Tenant (a) shall have begun paying Monthly Base Rent at the rate of $52,674.93 per month as of September 1, 2013; and (b) shall not be the subject of a bankruptcy or assignment for the benefit of creditors proceeding.

10.    Apportionments; Taxes; Expenses.

10.1.    Apportionments. All income due to Seller per the Lease shall be prorated on a per diem basis as of the Closing Date, including, rent, operating expenses, and real estate taxes. All utility payments for which Seller is responsible and real estate taxes, charges and assessments affecting the Property (“Taxes”) shall be prorated on a per diem basis as of the date of Closing. All payments due and any prepayments made under any Contracts which Buyer elects to assume shall be prorated on a per diem basis as of the date of Closing. For the purposes of this Section 10.1, Buyer shall be considered the owner of the property for the entire date of Closing. If any Taxes have not been finally assessed as of the date of Closing for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be re-adjusted when and if final bills are issued. Additionally, any payments that are outstanding from Tenant or estimated under the Lease as of the Closing Date shall be readjusted when amounts are paid or final bills are issued. The provisions of this Section 10.1 shall survive Closing; provided that, notwithstanding anything to the contrary in the foregoing, all adjustments and prorations (except as to errors caused by misrepresentation) shall be deemed final upon the expiration of 180 days after the Closing Date, except, with respect to Taxes, if the current tax rate or assessed valuation is not available by such date, adjustments with respect to Taxes shall be made within 30 days after the later to become available of the tax rate or assessed valuation.

10.2.    Expenses. Each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by a party, and (b) all of their respective accounting, legal and appraisal fees. Buyer, in addition to its other expenses, shall pay at Closing (i) all recording charges incident to the recording of the deed for the Real Property, (ii) premiums for any coverage under Buyer's title insurance policy, (iii) survey cost, if any, and (iv) one-half of any escrow fee charged by the Escrow Agent. Seller, in addition to its other expenses, shall pay at Closing (i) all documentary stamps, deed stamps and realty transfer taxes, (ii) any recording charges or other amounts necessary to release or discharge any liens affecting the Property that can be satisfied with the payment of money, and (iii) one-half of any escrow fee charged by the Escrow Agent.

11.    Casualty and Condemnation.

11.1.    Minor Damage. In the event the Property suffers any damage or condition requiring repair (not including routine maintenance) where the aggregate cost to cure any such damages and make any such repairs equals or exceeds $10,000 (a “Minor Casualty”), neither Seller nor Buyer shall have the right to terminate this Agreement due to such damage but Seller shall: (a) repair such damage prior to Closing (the Closing shall be postponed for no more than thirty (30) days to accommodate such repair) and the Closing shall take place as provided herein, and in such event Seller shall retain all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the Property; or (b) at Buyer's election, Seller shall (i) not repair such damage, (ii) deliver to Buyer at the Closing any insurance proceeds received by Seller in respect of or allocable to the Property; (iii) assign to Buyer all of Seller's interest in and to any insurance claims and proceeds allocable to the Property which have not yet been received by Seller on that date; and (iv) refrain from accepting or agreeing upon the amount of any payment of any proceeds without Buyer's prior written consent. In the event Buyer elects the aforesaid option (b), Buyer shall also receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) or self-insured retention amounts under the insurance policies assigned to Buyer, plus any costs to cure any such damage and make any such repairs not covered by insurance.

11.2.    In the event of a “major” loss or damage (being defined as any damage or condition requiring repair which is not a Minor Casualty as defined in Section 11.1), Buyer shall have the option for 30 days after it receives written notice thereof to terminate this Agreement by written notice to Seller, in which event Seller and Buyer shall thereupon be released from any and all liability hereunder and the Deposit shall be immediately refunded to Buyer by Escrow Agent. If Buyer elects not to terminate this Agreement, Buyer and Seller shall proceed with the Closing, provided Seller shall assign all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any insurance policies applicable to the loss or damage, and Buyer shall receive a credit against the Purchase Price in an amount equal to the aggregate amount of any deductible(s) or self-insured retention amounts under the insurance policies assigned to Buyer, plus any costs to cure any such damage and make such repairs not covered by insurance.

11.3.    In the event that notice of any action, suit or proceeding shall be given prior to Closing for the purpose of condemning any part of the Property material to Buyer's intended use (including, without limitation, any parking areas, driveways, access or other common areas) Seller shall notify Buyer within three (3) days of receipt of such notice (whether received orally or in writing) and shall provide Buyer with copies of all documents relating thereto. Buyer shall have the right to terminate this Agreement within thirty (30) days after receiving notice of such condemnation proceeding and all documents relating thereto by written notice to Seller. Upon such termination, the Deposit shall be returned to Buyer and the proceeds resulting from such condemnation shall be paid to Seller. If Buyer does not so terminate this Agreement and if Buyer purchases the Property, all such condemnation proceeds or proceeds from the sale or transfer in lieu thereof shall be assigned to Buyer.

12.    Remedies.

12.1.    Buyer Default. In the event Buyer breaches or fails to complete the purchase of the Property or to perform its material obligations under this Agreement, then Seller shall, as its sole remedy at law and in equity therefor, be entitled to receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer's breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties' best efforts to approximate such potential damages.

12.2.    Seller Default. In the event Seller breaches or fails to complete the sale of the Property, or breaches any representation, warranty or covenant under this Agreement, Buyer may, as its sole remedy therefor, either (a) enforce specific performance of this Agreement against Seller, or (b) terminate this Agreement and receive a return of the deposit, together with its out-of-pocket costs incurred in connection with its due diligence on the Property or otherwise incurred in connection with the proposed transaction. Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller's interest in the Property (or upon consummation of the transaction contemplated hereunder, to the net proceeds of the sale thereof actually received by Seller), and that in no event shall Buyer seek or obtain any recovery or judgment against any of Seller's other assets (if any) or against any of Seller's partners (or their constituent partners) or any director, manager, member, officer, employee or shareholder of any of the foregoing. Buyer agrees that in no event shall Buyer be entitled to seek or obtain any consequential, indirect or punitive damages against Seller in connection with a default by Seller under this Agreement.

13.    Escrow Agent Provisions

13.1.    Duties and Responsibilities of Escrow Agent

Escrow Agent shall deliver the Deposit to Seller or Buyer promptly after receiving a joint written notice from Seller and Buyer directing the disbursement of the same, such disbursement to be made in accordance with such direction. If Escrow Agent receives written notice from Buyer or Seller that the party giving such notice is entitled to the Deposit, which notice shall describe with reasonable specificity the reasons for such entitlement, then Escrow Agent shall (i) promptly give notice to the other party of Escrow Agent's receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the tenth (10th) Business Day after the giving of the notice referred to in clause (i) above, deliver the Deposit to the party claiming the right to receive it. Notwithstanding anything to the contrary in the foregoing, in the event that Buyer terminates this Agreement prior to the expiration of the Due Diligence Period and provides a copy of such termination notice to the Escrow Agent, the Escrow Agent shall promptly return the Deposit to Buyer (with no obligation to provide prior notice that it is so returning the Deposit to Seller).
In the event that Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Agreement, it shall be entitled to take any of the following courses of action:

13.1.1.
Hold the Deposit as provided in this Agreement and decline to take any further action until Escrow Agent receives a joint written direction from Buyer and Seller or any order of a court of competent jurisdiction directing the disbursement of the Deposit, in which case Escrow Agent shall then disburse the Deposit in accordance with such direction;

13.1.2	In the event of litigation between Buyer and Seller, Escrow Agent may deliver the Deposit to the clerk of any court in which such litigation is pending; or

13.1.3.
Escrow Agent may deliver the Deposit to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to Escrow Agent to be borne by whichever of Buyer or Seller does not prevail in the litigation.

13.2    Liability of Escrow Agent

Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and it may rely, and shall be protected in acting or refraining from acting in reliance upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. In no event shall Escrow Agent's liability hereunder exceed the aggregate amount of the Deposit. Escrow Agent shall be under no obligation to take any legal action in connection with the Escrow or this Agreement or to appear in, prosecute or defend any action or legal proceedings which would or might, in its sole opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it, Escrow Agent shall be furnished with such security and indemnity as it finds reasonably satisfactory against all such cost, expense, loss or liability. Notwithstanding any other provision of this Agreement, Buyer and Seller jointly indemnify and hold harmless Escrow Agent against any loss, liability or expense incurred without bad faith or gross negligence on Escrow Agent's part and arising out of or in connection with its services under the terms of this Agreement, including the cost and expense of defending itself against any claim of liability. All actual costs of Escrow Agent shall be split equally between Buyer and Seller.
14.    Confidentiality. Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 5 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller's request, including, without limitation any environmental site assessment reports furnished to Buyer, except to Buyer's consultants on a “need to know” basis, unless Buyer is compelled to disclose such documents, material or information by law or by subpoena. In the event that the Closing does not occur in accordance with the terms of this Agreement, upon written request by Seller Buyer shall either return or destroy all of the documents, material or information regarding the Property supplied to Buyer by Seller or on Seller's behalf. The provisions of this Section 14 shall survive the termination of this Agreement but shall no longer be applicable following Closing in accordance with the terms of this Agreement.

15.    Possession. Possession of the Property shall be surrendered to Buyer at Closing.

16.    Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

16.1.    If to Buyer:        The RAM Companies
200 U.S. Route One, Suite 200
Scarborough, ME 04074
Fax No.: 207-885-4070
Attention: Howard A. Goldenfarb & Brian A. Gagne

With a copy to:    Saul Ewing LLP
131 Dartmouth Street, Suite 501
Boston, MA 02116
Fax No.: 857-400-3762
Attention: Donald G. Lussier, Esq.

If to Seller:        Burns & Levinson LLP
125 Summer Street
Boston, MA 02110
Fax No.: 617 345-3299
Attention: Michael MacClary, Esq.

Any such notice or communication shall be sent by sent by United States Postal Service, next Business Day delivery by Express Mail or by facsimile. Any such notice or communication shall be effective when delivered or when delivery is refused or if by facsimile at the time of transmission with proof of successful transmission.

17.    Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than NAI Hunneman Commercial Real Estate Services of Boston, MA (“Broker”). Seller shall pay a commission to the Broker pursuant to a separate agreement. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this Section 17. The provisions of this Section 17 shall survive Closing or the termination of this Agreement.

18.    Miscellaneous.

18..1    Assignability. Buyer shall have the absolute right to take title to the Property in the name of or to assign or transfer to an entity which is owned by Buyer, owns Buyer or is an affiliate or nominee of Buyer, without Seller's consent. Buyer shall also have the absolute right to assign this Agreement to a nominee of or related party to Buyer, without Seller's consent.

18.2.    Governing Law; Bind and Inure. This Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

18.3.    Recording. This Agreement or any notice or memorandum hereof shall not be recorded in any public record, except to the extent Buyer elects to pursue an action for specific performance pursuant to the provisions of Section 12.2 hereof.

18.4.    Time of the Essence. Time is of the essence of this Agreement.

18.5.    Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

18.6.    Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF email transmissions of any executed counterpart of this Agreement and/or retransmission of any executed facsimile transmission or PDF email transmission, with an original to follow within three (3) Business Days after such transmission, shall be deemed to be the same as the delivery of an executed original. The other party shall confirm facsimile transmission or PDF email transmissions by executing duplicate original documents and delivering the same to the requesting party.

18.7.    Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

18.8.    Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the deed and other closing documents by Seller to Buyer, and shall not be deemed to have merged therewith.

18.9.    Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney is made for prompt recording of all instruments so procured in accordance with local Massachusetts conveyancing practice and custom.

18.10    Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.
PURCHASER:

RAM Management Co., Inc.

/s/ Howard A. Goldenfarb
By: Howard A. Goldenfarb
Its: Manager

SELLER:

Brooks Automation, Inc.

/s/ Martin S. Headley
By: Martin S. Headley
Its: EVP & CFO